Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-219099) and Form S‑8 (Nos. 333-193907, 333-202957, 333-210111, 333-216615 and 333-221373) of Flexion Therapeutics, Inc. of our report dated March 8, 2018 relating to the financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 8, 2018